                                 [LETTERHEAD]





                                   December 19, 1995



Common Sense Trust - Growth and Income II Fund
2800 Post Oak Boulevard
Houston, Texas  77056

                        Rule 24f-2 Notice
             Registration Statement File No. 811-5018

Ladies and Gentlemen:

     Common Sense Trust (the "Trust"), a Massachusetts business trust with multiple series portfolios, proposes to file with the Securities and Exchange Commission on behalf of its Growth and Income II Fund pursuant to the provisions of Rule 24f-2 under the Investment Company Act of 1940, as amended (the "Act"), a notice making definite the registration of 876,598 of its Class A shares and 1,320,336 of its Class B shares for a total of 2,196,934 of its shares of beneficial interest authorized by the Board of Trustees of the Trust (the "Shares"), which were sold in reliance upon registration pursuant to Rule 24f-2 during the fiscal year ended October 31, 1995.

     We have made such investigations and have relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records, instruments, certificates, memoranda and other documents as we have deemed necessary or advisable for purposes of this opinion. In that examination, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the originals of all documents purporting to be copies.

     Based upon and subject to the foregoing, we hereby advise you that, in our opinion, the Shares, the registration of which is being made definite by the notice referred to above, are validly and legally issued, fully paid and nonassessable. For purposes of this letter, we express no opinion as to compliance with the Securities Act of 1933, as amended, applicable state laws regulating the sale of securities, or the Act.

     We consent to your filing this opinion as an exhibit to the notice referred to above.

                              Very truly yours,


                              /s/ SULLIVAN & WORCESTER LLP


                              Sullivan & Worcester LLP
                              A Registered Limited Liability
                              Partnership